EXHIBIT 23.1
Consent of Independent Auditors
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-132206) pertaining to the 2005 Stock Award Plan and 1999 Stock Option Plan of Vocus, Inc. of our report dated June 30, 2010, with respect to the consolidated balance sheets of Data Presse SAS as of September 30, 2008 and 2009, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years ended September 30, 2008 and 2009, included in this Form 8-K/A.

/s/ Ernst & Young et Autres

Paris, France
June 30, 2010